EXHIBIT 99

Florida Progress Corporation
Investor News
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Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442


Florida Power Corporation Receives NRC Approval to Start Reactor at Crystal River Nuclear Plant

St. Petersburg, Florida, January 30, 1998 -- Florida Power Corporation received approval from the Nuclear Regulatory Commission's Region II Administrator to start the reactor at its Crystal River nuclear plant. The approval was the final requirement in the NRC's March 1997 Confirmatory Action Letter, which identified five items Florida Power must address before returning the nuclear plant to service.

"This is very good news," said Roy Anderson, senior vice president of Florida Power Corporation's Energy Supply business unit. "We are pleased to get such a vote of confidence from the NRC. Now we can truly put this behind us and focus on the future."

Last week Florida Power received approval from the NRC on its final license submittal. Approval of this submittal allowed Florida Power to submit its request to Luis Reyes, Region II Administrator, to restart the plant's reactor. Florida Power expects the nuclear plant to be back in service within two weeks of starting the reactor, which is currently scheduled to begin this weekend.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains forward looking statements, including statements regarding the restart of the nuclear plant in the near future. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include various factors that could impact the successful execution of the restart plan, such as the timing and nature of actions by the NRC, potential new plant modifications not foreseen at this time which extend the outage further and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.


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